Exhibit 99.1

American States Announces Earnings for the Fourth Quarter and the Year 2012

Contracted Services Contributed to Record 2012 Earnings Due to Capital Construction at Several Military Bases

SAN DIMAS, Calif.--(BUSINESS WIRE)--February 28, 2013--American States Water Company (NYSE:AWR) today reported net income of $10.3 million, or basic and fully diluted earnings per share of $0.54 and $0.53, respectively, for the quarter ended December 31, 2012, as compared to net income of $6.7 million, or basic and fully diluted earnings per share of $0.36 and $0.35, respectively, for the quarter ended December 31, 2011, a 51.4% increase in diluted earnings per share.

“We are very pleased with our fourth quarter and full year earnings, particularly the performance of our contracted service business segment,” said President and Chief Executive Officer Robert J. Sprowls. “The improved performance of this segment in 2012 was driven by several large, multi-year construction projects, which we expect to continue in 2013 though tempered by some slowing in renewal and replacement capital work,” Sprowls added.

Fourth Quarter 2012 Results

The table below sets forth a comparison of the fourth quarter diluted earnings per share by business segment:

	Q4 2012	Q4 2011	Change
Water	$0.25	$0.22	$0.03
Electric	0.05	0.06	(0.01)
Contracted services	0.23	0.06	0.17
AWR (parent)	---	0.01	(0.01)
Totals	$0.53	$0.35	$0.18

Water

For the three months ended December 31, 2012, fully diluted earnings from the water segment of AWR’s Golden State Water Company (“GSWC”) subsidiary increased by $0.03 per share to $0.25 per share, as compared to $0.22 per share for the three months ended December 31, 2011. Items impacting the comparability of the two periods are detailed below:

  An increase in the water gross margin of approximately $2.4 million, or $0.07 per share, during the three months ended December 31, 2012 as compared to the same period in 2011 due primarily to rate increases in 2012 approved by the California Public Utilities Commission (“CPUC”) to recover infrastructure improvements and operating costs;
  An increase in operating expenses (other than supply costs) of $1.9 million, or $0.06 per share, due primarily to an increase in: (i) depreciation expense resulting from additions to utility plant; (ii) other operation expense resulting from higher labor and related employee benefits, and water treatment costs; (iii) maintenance expense resulting from an increase in planned maintenance activities during the fourth quarter of 2012, and (iv) property and other taxes. These increases were partially offset by a decrease in administrative and general expense resulting from lower outside service costs;
  An increase in interest and other non-operating expenses (net of interest income) of $355,000, or $0.01 per share, due primarily to the reversal of redemption costs in the fourth quarter of 2011 associated with high interest-rate senior notes. The redemption costs were capitalized in the fourth quarter of 2011 to be amortized over the life of new notes pursuant to the cost of capital proceeding; and
  A decrease in the effective income tax rate for the water segment during the quarter ended December 31, 2012 as compared to the same period in 2011, which increased earnings by $0.03 per share, primarily due to changes between book and taxable income that were treated as flow-through adjustments in accordance with regulatory requirements.

Electric

Diluted earnings from GSWC’s electric operations decreased by $0.01 per share over the prior year’s fourth quarter due primarily to an increase in other operating expenses, partially offset by an increase in rates approved by the CPUC and a lower effective tax rate.

Contracted Services

Diluted earnings from AWR’s contracted services subsidiary, American States Utility Services, Inc. (“ASUS”) increased by $0.17 per share over the prior year’s fourth quarter, due primarily to an increase in construction activity at the Fort Bragg military base in North Carolina and Fort Bliss in Texas. At Fort Bragg, there continues to be progress made on a major water and wastewater pipeline replacement project estimated to be substantially completed by the end of 2013. A backflow preventer and meter project at Fort Bragg is also underway and is expected to be completed by mid-2014. There has also been an overall increase in the renewal and replacement capital work at Fort Bliss consistent with the requirements to construct replacement assets under the 50-year contract with the U.S. government.

Full Year 2012 Results

Basic and fully diluted earnings per share for the year ended December 31, 2012 were $2.83 and $2.82, respectively, compared to $2.44 and $2.43 per common share on a basic and fully diluted basis, respectively, for the same period in 2011. Basic and diluted earnings per share from continuing operations for the year ended December 31, 2012 were also $2.83 and $2.82 per common share, respectively, compared to $2.24 and $2.23 per common share, respectively, for the year ended December 31, 2011. This represents a 26.5% increase over the prior year in fully diluted earnings per share from continuing operations.

Continuing Operations:

The table below sets forth a comparison of the diluted earnings per share contribution from continuing operations by business segment:

	Year Ended December 31,
	2012	2011	Change
Water	$1.80	$1.66	$0.14
Electric	0.24	0.18	0.06
Contracted services	0.78	0.38	0.40
AWR (parent)	---	0.01	(0.01)
Totals from continuing operations	$2.82	$2.23	$0.59

Water

For the year ended December 31, 2012, fully diluted earnings per share contributed by the water segment increased by $0.14 per share to $1.80 per share, as compared to $1.66 per share for the same period of 2011. Items impacting the comparability of the two periods are detailed below:

  An increase in the water gross margin of $5.9 million, or $0.18 per share, during the year ended December 31, 2012 compared to the same period of 2011 primarily as the result of CPUC-approved rate increases effective January 1, 2012 to recover infrastructure improvements and operating costs;
  An increase in operating expenses (other than supply costs) of approximately $4.5 million, or $0.14 per share, due, in large part, to an increase in depreciation expense of $2.5 million resulting from additions to utility plant. There was also an increase in: (i) other operation expense due primarily to higher labor and other employee related benefits and bad debt expense, and (ii) property and other taxes. These increases were partially offset by decreases in maintenance costs and administrative and general expense resulting primarily from lower outside service costs;
  An overall decrease in interest expense (net of interest income and other non-operating items) of approximately $2.0 million, or $0.06 per share, due primarily to: (i) a decrease in short-term bank borrowings; (ii) the redemption on October 1, 2012 of $8 million of notes with a 7.55% interest rate; (iii) a reduction in interest expense in connection with the CPUC’s final decision issued in July 2012 on the water cost of capital proceeding; (iv) higher interest income earned on regulatory assets and a refund claim approved by the Internal Revenue Service, and (v) gains recorded on one of GSWC’s investments; and
  A decrease in the effective income tax rate for the water segment during the year ended December 31, 2012 as compared to 2011 which increased earnings by approximately $0.04 per share primarily resulting from changes between book and taxable income that are treated as flow-through adjustments in accordance with regulatory requirements.

Electric

Diluted earnings from electric operations increased by $0.06 per share during the year ended December 31, 2012 due primarily to: (i) the CPUC’s approval of GSWC’s application to recover $1.2 million, or $0.04 per share, in legal and outside services costs previously incurred in connection with GSWC’s efforts to procure renewable energy resources; (ii) an increase in the electric gross margin of $1.4 million, or $0.04 per share, and (iii) a decrease in the effective income tax rate which increased earnings by approximately $0.01 per share primarily resulting from changes between book and taxable income that are treated as flow-through adjustments in accordance with regulatory requirements. These increases were partially offset by an increase in other operating expenses (excluding the $1.2 million recovery of legal costs discussed above), which decreased earnings by $0.03 per share.

Contracted Services

Diluted earnings from contracted services increased by $0.40 per share during the year ended December 31, 2012 due primarily to an increase in construction activities at all military bases served, particularly at Fort Bragg in North Carolina, the military bases in Virginia, and Fort Bliss in Texas. In addition to the construction projects previously discussed in the fourth quarter results above, there was also increased construction activity at the military bases in Virginia primarily due to a pipeline and pump station replacement project, expected to be completed by September 2013. Finally, there was also an overall increase in renewal and replacement capital work, particularly at Fort Bliss consistent with the requirements to construct replacement assets under the 50-year contracts with the U.S. government.

Discontinued Operations:

On May 31, 2011, AWR completed the sale of Chaparral City Water Company (“CCWC”) and recorded a gain, net of taxes and transaction costs, of $0.12 per share. Excluding the gain on sale, the operation of CCWC during the first five months of 2011 resulted in earnings of $0.08 per share.

Regulatory Matters

In July 2011, the CPUC issued an order granting the Division of Ratepayer Advocates’ (“DRA’s”) request to rehear certain issues from the Region II, Region III and general office rate case approved in November 2010. Among the issues in the rehearing is the La Serena plant improvement project included in rate base totaling approximately $3.5 million. In January 2013, GSWC and DRA entered into settlement discussions to resolve all the issues in the rehearing. A settlement agreement, if reached, would be subject to CPUC approval. However, as a result of these settlement discussions, GSWC recorded an additional pretax charge of $416,000 for 2012, representing plant improvement project costs and related revenues earned on those costs that it expects will be refunded to customers based upon the terms of the settlement being discussed. A settlement, if finalized and approved, would resolve all issues arising from the rehearing.

In June 2012, GSWC filed a motion to adopt a settlement agreement between GSWC, the DRA, and The Utility Reform Network in connection with the water general rate case (“GRC”) filing made in July 2011. The proposed settlement, if approved by the CPUC, would resolve almost all of the issues in the GRC application and would generate an increase in the annual water gross margin of approximately $14.5 million starting in 2013 as compared to the gross margin as authorized in rates for 2012. A proposed decision on the GRC is expected from the CPUC during the first quarter of 2013. A final decision is expected during the second quarter of 2013, with new rates retroactive to January 1, 2013.

Contracted Services

In October 2012, the third price redetermination for Fort Bliss was finalized and a contract modification funding the increases in annual fees was issued by the U.S. government in January 2013. The final price redetermination provides for an annual increase of approximately $450,000 to the operations and maintenance fee compared to the amounts previously in effect.

Non-GAAP Financial Measures

This press release includes a discussion on water and electric gross margins, which are computed by taking total water and electric revenues, less total supply costs. The discussion also includes AWR’s operations in terms of diluted earnings per share by business segment, which is each business segment’s earnings divided by the Company’s weighted average number of diluted shares. These items are derived from consolidated financial information but are not presented in our financial statements that are prepared in accordance with Generally Accepted Accounting Principles (“GAAP”) in the United States. These items constitute "non-GAAP financial measures" under Securities and Exchange Commission rules.

The non-GAAP financial measures supplement our GAAP disclosures and should not be considered as alternatives to the GAAP measures. Furthermore, the non-GAAP financial measures may not be comparable to similarly titled non-GAAP financial measures of other registrants. The Company uses water and electric gross margins and earnings per share by business segment as important measures in evaluating its operating results and believes these measures are useful internal benchmarks in evaluating the performance of its operating segments. The Company reviews these measurements regularly and compares them to historical periods and to the operating budget.

Other – Certain matters discussed in this news release with regard to the Company’s expectations may be forward-looking statements that involve risks and uncertainties. The assumptions and risk factors that could cause actual results to differ materially include those described in the Company’s Form 10-K for the year ended December 31, 2012 to be filed with the Securities and Exchange Commission.

Fourth Quarter 2012 Earnings Release Conference Call - The Company will host a conference call today, February 28, 2013 at 11:00 a.m. Pacific Time (“PT”). Interested parties can listen to the live conference call over the Internet by logging on to www.aswater.com.

The call will also be archived on our website and can be replayed beginning Thursday, February 28, 2013 at 2:00 p.m. PT and will run through Thursday, March 7, 2013. After logging on to the website, click the “Investors” button at the top of the page. The archive is located just above the “Stock Quote” section.

American States Water Company is the parent of Golden State Water Company and American States Utility Services, Inc. Through its utility subsidiary, Golden State Water Company, AWR provides water service to approximately 1 out of 36 Californians located within 75 communities throughout 10 counties in Northern, Coastal and Southern California (approximately 256,000 customers). The Company also distributes electricity to over 23,000 customers in the City of Big Bear and surrounding areas in San Bernardino County, California. Through its contracted services subsidiary, American States Utility Services, Inc., the Company provides operations, maintenance and construction management services for water and wastewater systems located on military bases throughout the country through 50-year privatization contracts with the U.S. government.

American States Water Company has paid dividends to shareholders every year since 1931, increasing the dividends received by shareholders each calendar year since 1954. On January 29, 2013, the Board of Directors approved a quarterly dividend of $0.355 per share on the Common Shares of the Company.

American States Water Company
Consolidated
Comparative Condensed Balance Sheets
	December 31,
(in thousands)	2012	2011
	(Unaudited)
Assets
Utility Plant-Net	$917,791	$896,500
Goodwill	1,116	1,116
Other Property and Investments	13,755	11,803
Current Assets	184,033	165,601
Regulatory and Other Assets	164,248	163,342
	$1,280,943	$1,238,362
Capitalization and Liabilities
Capitalization	$787,042	$749,061
Current Liabilities	93,697	107,583
Other Credits	400,204	381,718
	$1,280,943	$1,238,362

Condensed Statements of Income	Three months ended		Twelve months ended
(in thousands, except per share amounts)	December 31,		December 31,
	2012	2011	2012	2011
	(Unaudited)		(Unaudited)
Operating Revenues	$111,541	$95,245	$466,908	$419,913

Operating Expenses:
Water purchased	$11,753	$9,851	$54,010	$47,530
Power purchased for pumping	1,713	1,756	8,355	8,598
Groundwater production assessment	3,504	3,243	14,732	13,550
Power purchased for resale	3,395	3,807	12,120	13,574
Supply cost balancing accounts	2,149	4,374	11,709	18,748
Other operation	7,943	7,051	29,790	28,312
Administrative and general	18,106	19,057	70,556	74,061
Depreciation and amortization	10,258	9,520	41,385	38,349
Maintenance	4,472	4,662	15,887	17,357
Property and other taxes	3,682	3,570	15,381	14,210
ASUS construction	23,444	12,804	81,957	50,648
Net gain on sale of property	-	-	(68)	(128)
Total operating expenses	$90,419	$79,695	$355,814	$324,809

Operating income	$21,122	$15,550	$111,094	$95,104

Interest expense	(4,957)	(4,874)	(22,765)	(23,681)
Interest income	204	359	1,333	859
Other	(4)	183	431	(196)
Total other income and expenses	(4,757)	(4,332)	(21,001)	(23,018)

Income from continuing operations before income tax expense	$16,365	$11,218	$90,093	$72,086
Income tax expense	6,074	4,508	35,945	30,076
Income from continuing operations	10,291	6,710	54,148	42,010

Income (loss) from discontinued operations, net of taxes	-	(1)	-	3,849
Net Income	10,291	6,709	$54,148	$45,859

Basic Earnings Per Share
Income from continuing operations	$0.54	$0.36	$2.83	$2.24
Income from discontinued operations	-	-	-	0.20
Net Income	$0.54	$0.36	$2.83	$2.44

Fully Diluted Earnings Per Share
Income from continuing operations	$0.53	$0.35	$2.82	$2.23
Income from discontinued operations	-	-	-	0.20
Net Income	$0.53	$0.35	$2.82	$2.43

Weighted Average Shares Outstanding	19,222	18,756	18,999	18,693
Weighted Average Diluted Shares	19,369	18,919	19,131	18,837

Dividends Declared Per Common Share	$0.355	$0.280	$1.27	$1.10

CONTACT:
American States Water Company
Eva G. Tang
Senior Vice President-Finance, Chief Financial Officer,
Corporate Secretary and Treasurer
(909) 394-3600, ext. 707